Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of Provident New York Bancorp, pertaining to the Provident New York Bancorp 2012 Stock Incentive Plan, of our reports dated December 13, 2011 with respect to the consolidated financial statements of Provident New York Bancorp and the effectiveness of internal control over financial reporting, which reports are incorporated by reference from the Annual Report on Form 10-K of Provident New York Bancorp for the year ended September 30, 2011.

/s/ Crowe Horwath LLP

New York, New York

August 31, 2012